SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date or earliest event reported): March 16, 2016

HMG/COURTLAND PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

1-7865	59-1914299
(Commission File No)	(I.R.S. Employer Identification No.)

1870 S. Bayshore Drive Coconut Grove, Florida (Address of Principal Executive Offices)	33133 (Zip Code)

(305)854-6803

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-1(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2016, the Board of Directors (the “Board”) of HMG/Courtland Properties, Inc., a Delaware company (the “Company”) elected Alexander J. Arader to the Board, effective immediately. Mr. Arader, age 60, is currently a Vice President at Stamford Mortgage Company, in Stamford, Connecticut, a mortgage loan originator. From 2005 to 2016, Mr. Arader was a managing member of Arader & Associates, LLC, in Stamford, Connecticut, where he was responsible for all aspects of residential mortgage lending. Mr. Arader has had prior experience in investment banking, and has an M.B.A. from the Wharton School and is a graduate of Yale University.

Mr. Arader will be compensated in accordance with the Company’s standard compensation policies and practices for the Board, the components of which were disclosed in the Company’s Proxy Statement for its 2015 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on September 18, 2015, in the section entitled “Compensation of Directors and Executive Officers.” There are no transactions or relationships between the Company and Mr. Arader that are reportable under Item 404(a) of Regulation S-K. Mr. Arader is expected to stand for election to the Board at the 2016 Annual Meeting of Shareholders.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 16, 2016, the Board of the Company having determined that it was in the best interests of the Company and its shareholders, amended and restated the Company’s Bylaws (as so amended and restated, the “Bylaws”). In addition to a technical and conforming change, the amendments to the Bylaws include the following:

Reduction in Number of Directors. Article III, Section 1 has been amended to reduce the numbers of directors of the Company from no less than five and no more than fifteen, to no less than three and no more than five.

The foregoing summary of the amendments to the Bylaws is qualified in its entirety to reference to the full text of the Bylaws, a copy of which is included as Exhibit 3(b) to this report and incorporated by reference herein.

Item 9.01	Financial Statement and Exhibits.

(d)	Exhibits

3(b).   Bylaws of HMG/Courtland Properties, Inc., amended and restated as of March 16, 2016.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HMG/COURTLAND PROPERTIES, INC.

By:	/S/ MAURICE WIENER
Maurice Wiener

Date:	March 16, 2016